SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                         (Amendment No. )

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                         ITT CORPORATION
         (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


                 [Letterhead of ITT Corporation]


                                                 October 22, 1997


Dear Fellow Stockholders:

     On Monday, your company and Starwood Lodging announced the signing of a definitive merger agreement providing for Starwood Lodging to acquire ITT for $82 per ITT share. Under the agreement, ITT stockholders will receive $15 in cash and $67 in newly issued shares in Starwood Lodging, subject to certain collar provisions. This transaction is expected to close in the first quarter of 1998.

     Your Board of Directors has unanimously approved this exciting merger which will create the world's largest and most powerful hotel and gaming company, with 650 hotels in 70 countries. The merger will combine Starwood's premier Westin brand with our Sheraton, Ciga, Luxury Collection and Four Points hotels. The Starwood transaction is the right structure for our assets, the right transaction for our stockholders, and the right opportunity for our employees. To date, in 1997 Starwood Lodging has declared dividends of $1.26 per share and as a result of this merger you can expect to see your dividend in 1998. The complete text of the press release describing the merger is enclosed with this letter.

     Your Board of Directors has worked diligently to negotiate a transaction which the Board believes creates vastly superior value to Hilton's low ball offer of $70 per ITT share in cash and Hilton stock. Your Board will continue to put the interests of stockholders first.

     We believe the best way to obtain the highest value from your investment is to reelect the ITT Board of Directors who are committed to your best interests. Reject Hilton's hand picked nominees who support Hilton's inadequate $70 per share offer for your shares and who are not expected actively to solicit additional offers! Return ITT's blue proxy card; do not return Hilton's white card.

     WE URGE YOU TO REELECT ITT'S BOARD OF DIRECTORS WHO ARE
COMMITTED TO MAXIMIZING THE VALUE OF YOUR INVESTMENT.
VOTE THE BLUE PROXY CARD TODAY!


                           Sincerely,

                           /s/ Rand V. Araskog

                           Rand V. Araskog
                           Chairman and Chief Executive

FOR IMMEDIATE RELEASE


Contacts:
Starwood Lodging                     ITT Corporation
Media:                               Media:
Michael Claes 212-614-5236           Jim Gallagher 212-258-1261
   or 212-258-1281                   George Sard/David Reno 212-687-8080
Analysts:                            Analysts:
Stuart Carlisle 212-614-528          Anne Tarbell 212-258-1622


        STARWOOD LODGING TO ACQUIRE ITT FOR $82 PER SHARE

              $13.3 BILLION TRANSACTION WILL CREATE
                  WORLD'S LARGEST HOTEL COMPANY

     Starwood Lodging Expects 20% Accretion To Pro Forma FFO


     Phoenix, AZ and New York, October 20, 1997 -- Starwood Lodging (NYSE: HOT) and ITT Corporation (NYSE: ITT) announced today that they have signed a definitive merger agreement providing for Starwood Lodging to acquire ITT for $15.00 in cash and $67.00 in newly issued paired shares in Starwood Lodging for a total value to ITT shareholders of $82.00 per share.

     The combination of Starwood Lodging and ITT will create the preeminent global hotel company, with some 650 hotels in 70 countries, with combined revenues over $10 billion. It will control six powerful international brands: Sheraton, Westin, CIGA, Four Points, The Luxury Collection and Caesars. Including its pending acquisition of Westin Hotels, Starwood Lodging will become the largest hotel company and the largest real estate investment trust in the world, with a total market capitalization of approximately $20 billion. Starwood Lodging's strategy will focus on expanding its global hotel and gaming businesses and continuing to evaluate the divestiture of non-core assets.

     Starwood Lodging will also assume $3.5 billion in outstanding ITT debt, for a total transaction value of approximately $13.3 billion.

     The transaction will be accounted for as a purchase, and is expected to be approximately 20 percent accretive to Starwood Lodging's pro forma Funds From Operations (FFO) during the first 12 months of combined operations. Contributing to this accretion will be an estimated $100 million in synergies from greater workforce economics including those recently announced by ITT; shared technology, reservation, and purchasing services; cross-marketing activities; a combined hotel preference program (Westin Premier and Sheraton Club International) and other efficiencies arising from the merger.

     The taxable transaction is anticipated to close in the first quarter of 1998, subject to shareholder, gaming, and antitrust approvals. Under the merger agreement,

Starwood Lodging may receive a termination fee and reimbursement of expenses under certain circumstances.

     Shares of Starwood Lodging Trust, which is the nation's largest hotel real estate investment trust, are paired with and trade together with shares of Starwood Lodging Corporation, a premier hotel operating company.

     Barry S. Sternlicht, who will continue as Chairman and CEO of the combined companies, said, "The lodging industry has become a global business that benefits from scale and product distribution. This transaction gives the combined companies a sound balance sheet, which will enable us to continue to be a growth company and to take advantage of our current acquisition pipeline and a rapidly consolidating industry."

     "This acquisition complements our current holdings in every part of the world by strengthening our presence in key markets, including Europe, Latin America and Africa. The combination of Starwood, Westin and Sheraton will create the number one upscale hotel company in the world, and will dramatically strengthen our overall growth platform. We will have the financial clout, operating infrastructure, proprietary pipeline and management capabilities to pursue acquisitions globally," he said.

     "Rand Araskog has spent 31 years at ITT and 18 years as Chairman and CEO. He has built one of the greatest collections of brands, assets and people. We intend to retain a significant number of ITT senior executives, and look forward to working with them in the transition to build off the world-class platform they have created," said Sternlicht.

     Mr. Araskog said, "This is a superb transaction for ITT shareholders, combining the benefits of Starwood's paired share REIT structure, the extraordinary fit between Sheraton and Westin, Starwood Lodging's substantial quarterly cash dividends, and enormous growth potential under Starwood's leadership. This is the right structure for our assets, the right transaction for our shareholders, and the right opportunity for our employees. ITT's directors have worked diligently to see to it that our stockholders get the best possible deal."

     "We look forward to working closely with Barry Sternlicht and the proven Starwood management team, which has created more shareholder value over the past three years than any other REIT, to ensure the future success and growth of this new enterprise," he added.

     ITT will have minority representation on the Starwood
Lodging boards. ITT will designate four directors, one of whom will be Mr. Araskog.

     The offer includes a collar of $4.00 per share around $57.263, the five-day trailing average price of Starwood Lodging stock. The exchange ratio will be fixed at 1.094 Starwood Lodging shares per ITT share if Starwood Lodging's share price exceeds $61.263 per share, and 1.258 Starwood Lodging shares per ITT share if Starwood Lodging's shares trade below $53.263, based on Starwood Lodging's average share price during a 20-day period prior to the date of the ITT stockholders meeting.

     Starwood Lodging has received "highly confident" letters from BT Alex. Brown Incorporated and Bear Stearns & Co., Inc. to finance the transaction.

     ITT Corporation consists of Sheraton, a premier hotel company which owns, manages and franchises 424 hotels in 62 countries; Caesars, the leading brand name in the gaming industry; and ITT World Directories. ITT also has ownership positions in ITT Educational Services (83.3%) and Madison Square Garden (10.2%). ITT has a definitive agreement to sell its 50% interest in New York City television station WBIS+ to Paxson Communications Corp. (ASE: PXN).

     Starwood Lodging Trust is the largest hotel REIT in the United States, which, including the pending acquisition of Westin Hotels, owns or manages 162 hotels with over 60,000 rooms in 24 countries. Starwood Lodging Trust conducts all of its business as general partner of SLT Realty Limited Partnership. Starwood Lodging Corporation, which conducts substantially all of its business as managing general partner of SLC Operating Limited Partnership, leases properties from the Trust and operates them directly or through third-party management companies.

                              # # #

     Statements in this press release that are not strictly historical are "forward-looking" statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Starwood Lodging believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Forward-looking statements involve known and unknown risks which may cause Starwood Lodging's actual results to differ materially from expected results. Factors that could cause results to differ materially from Starwood Lodging's expectations include, without limitation, completion of the acquisition described in this press release and future acquisitions, the availability of capital for acquisitions and for renovations, the ability to maintain existing franchise, management and representation agreements and to obtain new ones on current terms. Competition within the lodging industry, the cyclicality of the real estate business and the hotel business, real estate and economic conditions and other risks detailed from time to time in Starwood Lodging's SEC reports including quarterly reports on form 10Q, reports on 8K and annual reports on form 10K.

ATTENTION ITT SHAREHOLDERS:

                  DO YOU WANT DIRECTORS WHO WILL
                  RUBBER STAMP HILTON'S LOWBALL
                   BID FOR ITT--OR, EVEN WORSE,
                        RUN YOUR COMPANY?

Hilton is asking you to replace ITT's Board of Directors with its own handpicked nominees who would rubber stamp Hilton's inadequate $70 per share hostile offer for your company. But do you really know who these people are? Will they work for your best interests--or only do what's best for Hilton? Hilton's own proxy statement admits that "it's not expected that the Hilton nominees would actively solicit additional offers" for ITT.

Before deciding whether to vote for Hilton's "rubber stamp"
Board, take a moment to look at who Hilton is proposing as the new directors of your company.

Hilton's Nominees

According to Hilton's own proxy, their nominees include:

  o Three people who served in senior executive capacities at companies that have filed for bankruptcy since 1990.

  o  Four former directors of Bally Entertainment who were paid
     $200,000 by Hilton after Hilton bought Bally last year.

  o   The brother-in-law of Hilton's Chief Financial Officer.

  o An executive of DiGiorgio Corporation, the food distributor owned by Hilton's head gaming officer.

  o   Two former colleagues of Hilton's Chief Executive Officer.

  o   Two former executives at Hilton's investment banking firm.

  o   A partner at one of Hilton's law firms.

  o   Eight people with no current job.

Would you be comfortable with these people as directors of ITT--especially when nobody knows how long they will control the fate of your company? Remember, it took Hilton 6 months to get gaming approvals to complete its friendly acquisition of Bally last year.

If you vote for the ITT Board, you will get directors committed to creating economic value superior to Hilton's inadequate hostile offer. The ITT Board has already overseen the creation of more than $15 billion in market value since the beginning of 1992, and stockholders in ITT over that time have seen their investment outperform the S&P 500 by more than 70%. What will Hilton's nominees do for you?

            Choose Directors Who Are Committed To You
           Vote For The ITT Directors On The BLUE Card

You must use the BLUE proxy card to reelect ITT's experienced Directors. Please sign and return your BLUE card today. Ignore Hilton's white card. If you have questions, or need information or voting assistance, please call our proxy firm, GEORGESON & COMPANY INC. toll-free at (800) 223-2064.
                                                              ITT

                   If your ITT shares are held
             in the name of a bank or brokerage firm,
        only that firm can execute a proxy on your behalf.

 Please contact the person responsible for your account and give instructions for the BLUE PROXY CARD to be voted with your Board's recommendation.

   If you have any questions or need assistance in voting your shares, please contact our proxy solicitor:

                            GEORGESON
                          & COMPANY INC.

                  Bank and Brokers Call Collect:
                          (212) 440-9800

                                or

                    ALL OTHERS CALL TOLL-FREE:
                          (800) 223-2064


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